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                                                             Exhibit 99.7

                            [HEALTH CARE REIT LOGO]


F O R    I M M E D I A T E    R E L E A S E

                                                February 4, 1997
                                                For more information contact:
                                                Erin Ibele - (419) 247-2800
                                                Ed Lange - (419) 247-2800

                     HEALTH CARE REIT, INC. ANNOUNCES RECORD
                  MONTHLY INVESTMENT ACTIVITY OF $62.8 MILLION

Toledo, Ohio, February 4, 1997..... HEALTH CARE REIT, INC. (NYSE/HCN) announced record monthly investment activity for January, 1997 totaling $62,819,000.

January, 1997 investment activity, inclusive of recurring construction activity of $8,013,000, included $35,197,000 of operating leases and $27,622,000 of mortgage loans. These investments were comprised of $18,026,000 for 22 assisted living facilities, $12,779,000 for five nursing homes, $22,940,000 for two specialty care facilities and $9,074,000 for two retirement centers. Funding was provided to 15 operators in 12 states.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1996, the company had investments in 137 health care facilities in 28 states and had assets of approximately $520 million.